Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-155386) pertaining to the Hercules Incorporated Amended and Restated Long Term Incentive Compensation Plan, Hercules Incorporated Omnibus Equity Compensation Plan For Non-Employee Directors and Hercules Incorporated 1993 Non-Employee Director Stock Accumulation Deferred Compensation Plan of Ashland Global Holdings Inc. of our reports dated November 20, 2015, with respect to the consolidated financial statements of Ashland Inc. and Consolidated Subsidiaries and the effectiveness of internal control over financial reporting of Ashland Inc. and Consolidated Subsidiaries, included in Ashland Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

September 20, 2016